                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            EXCEL REALTY TRUST, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                  March 28, 1997



Dear Shareholder:

         It is my pleasure to invite you to the Annual Meeting of Stockholders of Excel Realty Trust, Inc. This year the meeting will be held on Friday, May 2 at 10:00 a.m. (PDT) at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California. Your Board of Directors and management look forward to meeting with you at this time.

         We consider the Annual Meeting an excellent opportunity to review the events of the past year and to discuss the Company's objectives with you in person.

         Thank you for your interest and participation. I look forward to seeing you there.

                                   Sincerely,



                                   Gary B. Sabin
                                   Chairman and Chief Executive Officer

                            EXCEL REALTY TRUST, INC.
                         16955 Via Del Campo, Suite 100
                           San Diego, California 92127

                           NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF EXCEL REALTY TRUST, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of EXCEL REALTY TRUST, INC. (the "Company"), will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California, on May 2, 1997, at 10:00 a.m.
(PDT), for the following purposes:

         1. TO ELECT, PURSUANT TO THE COMPANY CHARTER, TWO DIRECTORS FOR A THREE-YEAR TERM AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED. THE PRESENT BOARD OF DIRECTORS OF THE COMPANY HAS NOMINATED AND RECOMMENDS FOR SUCH ELECTION AS DIRECTORS THE FOLLOWING TWO PERSONS:

                                            D. CHARLES MARSTON
                                            BRUCE A. STALLER

         2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

         The Board of Directors has fixed the close of business on March 28, 1997 as the record date with respect to this solicitation.

         Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

         All stockholders are cordially invited to attend the meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS,



                                       Richard B. Muir
                                       Executive Vice President and Secretary

San Diego, California
March 28, 1997

                            EXCEL REALTY TRUST, INC.
                         16955 Via Del Campo, Suite 110
                           San Diego, California 92127


                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 2, 1997


         The accompanying Proxy is solicited by the Board of Directors of Excel Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. (PDT) on May 2, 1997, at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California, and at any and all adjournments thereof. By signing and returning the enclosed Proxy, you authorize the representatives of the Company named on it to represent you and vote your shares.

         If you attend the meeting, you may vote by ballot. But, if you are not present, your shares can be voted only when represented by proxy. You may indicate a vote for or against each proposal on the Proxy and your shares will be voted accordingly. A stockholder may revoke his or her Proxy at will at any time prior to the voting of his or her shares by voting in person at the Annual Meeting, by filing with the Secretary of the Company a duly executed Proxy bearing a later date as his or her instrument revoking this Proxy, or by delivering to the Secretary a written notice prior to the Annual Meeting stating that he or she revokes his or her Proxy. Unless the accompanying Proxy has been previously revoked, the shares represented by the Proxy will, unless otherwise directed, be voted at the Annual Meeting for the nominees named below for election as Directors, and for all other matters described in this Proxy Statement. Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast." Any unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying Proxy card.

         The costs of solicitation of Proxies will be paid by the Company. In addition to soliciting Proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that the Company will reimburse such persons' out-of-pocket expenses.

         It is anticipated that this Proxy Statement will first be mailed to stockholders on or about April 1, 1997. The Company's 1996 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth herein.

         Only stockholders of record of the Company's Common Stock as of the close of business on March 28, 1997 will be entitled to vote at the Annual Meeting. At the close of business on March 28, 1997, there were outstanding 18,304,041 shares of the Company's Common Stock, which constitute all of the outstanding voting securities of the Company, each of which is entitled to one vote on each of the matters to be presented to the stockholders at the meeting. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, will constitute a quorum.

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

         The Board of Directors currently consists of the following seven
Directors: Gary B. Sabin, Richard B. Muir, Boyd A. Lindquist, D. Charles Marston, Robert E. Parsons, Jr., Bruce A. Staller and John H. Wilmot. Pursuant to the Company charter, the Directors are divided into three classes. The Directorship terms of current Directors D. Charles Marston and Bruce A. Staller expire at the Annual Meeting on May 2, 1997, while the terms of the remaining Directors expire in 1998 and 1999. Messrs. Marston and Staller have been nominated and recommended for election to serve as Directors for a term of three years and until their respective successors shall have been duly elected and qualified. Messrs. Marston and Staller have advised the Board of Directors that they are able and willing to serve as Directors. If, for any reason, either of them shall become unavailable for election, the individuals named in the enclosed Proxy may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors.

         The two individuals with the highest number of affirmative votes will be elected to the two Directorships.

INFORMATION REGARDING DIRECTORS

         The information set forth below is submitted with respect to Management's nominees to the Board of Directors, as well as those Directors whose terms of office are continuing after the meeting.

                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                      FOR A THREE-YEAR TERM EXPIRING AT THE
                       2000 ANNUAL MEETING OF STOCKHOLDERS


         Name                           Age      Present Position With The Company                 Director Since
         ----                           ---      ---------------------------------                 --------------
         D. Charles Marston              82      Director                                               1992
         Bruce A. Staller                60      Director                                               1986

         D. Charles Marston has served as a Director of the Company since February 1992. Mr. Marston is the owner and designated supervising broker for Acacia Realty, a real estate brokerage firm specializing in commercial real estate in northern San Diego County, California. Since prior to 1987, Mr. Marston served as a mediator with the Mediation Tribunal Associations for the U.S. District Court, Detroit, Michigan, and the Wayne County Circuit Court in Michigan. Mr. Marston was a senior partner and litigation counsel for the firm of Marston, Sachs, Nunn, Kates, Kadushin and O'Hare until his retirement in 1980.

         Bruce A. Staller has served as a Director of the Company since its inception. Prior to establishing Bruce Atwater Staller, Registered Investment Advisor in 1995, Mr. Staller served as President and Director of First Wilshire Securities Management, Inc., a privately-held securities brokerage firm, from 1988 to 1995. Mr. Staller is also a founder and Director of The Monrovia Schools Foundation, Inc., a privately-held, non-profit organization which provides financial support to the Monrovia Unified School District.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                       1998 ANNUAL MEETING OF STOCKHOLDERS


         Name                           Age      Present Position With The Company                 Director Since
         ----                           ---      ---------------------------------                 --------------
         Richard B. Muir                 41      Director, Executive Vice President and Secretary       1989
         John H. Wilmot                  54      Director                                               1989

         Richard B. Muir has served as Director, Executive Vice President and Secretary of the Company since January 1989. Mr. Muir has served as an officer and director for various affiliates of the Company since 1978, primarily in administrative and executive capacities, including asset acquisition, financing and management.

         John H. Wilmot has served as a Director of the Company since 1989. Mr. Wilmot, individually and through his wholly-owned corporations, develops and manages real property, primarily in the Phoenix/Scottsdale area, and has been active in such business since prior to 1989.

                              TERM EXPIRING AT THE
                       1999 ANNUAL MEETING OF STOCKHOLDERS


         Name                           Age      Present Position With The Company                 Director Since
         ----                           ---      ---------------------------------                 --------------
         Gary B. Sabin                   42      Chairman of the Board, President and Chief             1989
                                                 Executive Officer
         Boyd A. Lindquist               59      Director                                               1992
         Robert E. Parsons, Jr.          41      Director                                               1989

         Gary B. Sabin has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since January 1989. Mr. Sabin has served as Chief Executive Officer of various companies since his founding of the predecessor company and its affiliates starting in 1977. He has been active in diverse aspects of the financial services industry, including the evaluation and negotiation of real estate acquisitions, management, financing and disposition.

         Boyd A. Lindquist has served as a Director of the Company since February 1992. Mr. Lindquist is presently President, Chief Executive Officer and a Director of Republic Bank. Prior to joining Republic Bank in July 1991, Mr. Lindquist served since prior to 1987 as President and Chief Executive Officer of the Bank of San Diego, where he was responsible for the management of the six-branch bank. Mr. Lindquist has over 30 years of experience in managing financial institutions.

         Robert E. Parsons, Jr. has served as a Director of the Company since January 1989. Mr. Parsons is presently Executive Vice President and Chief Financial Officer of Host Marriott Corporation, a company he joined in 1981. He also serves as a Director and an officer of several Host Marriott subsidiaries, and as a Director of Merrill Financial Corporation, a privately-held real estate company.

CERTAIN COMMITTEES OF THE BOARD; MEETINGS

         The Board of Directors held six meetings (including telephonic meetings) during the year ended December 31, 1996. For that year, no nominee for Director who served as a Director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of any meetings of committees upon which he served. The Board of Directors has established the following standing committees: Audit Committee, Executive Committee and Executive Compensation and Stock Option Committee. There is no standing Nominating Committee. The Board of Directors has delegated certain functions to the following standing committees of the Board:

         Audit Committee. The Audit Committee consists of three Directors who are not employees of the Company ("non-employee Directors"). Messrs. Lindquist, Parsons and Marston are the current members of the Committee. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants, consider the range of audit and non-audit fees, and to review the adequacy of the Company's internal accounting controls. The Audit Committee met three times during 1996.

         Executive Committee. The Executive Committee consists of three Directors, one of whom must be a non-employee Director. Messrs. Gary Sabin, Muir and Wilmot currently serve on the Executive Committee. Subject to the Company's conflict of interest policies, the Executive Committee has been granted the authority to acquire and dispose of real property and to borrow or loan funds on behalf of the Company; provided, however, that any such transaction involving amounts equal to 10% or more of the Company's gross assets require the approval of at least a majority of the Directors, subject to certain further restrictions set forth in the Company's Bylaws. The Executive Committee also has the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money by the Company. The Executive Committee met six times during 1996, and held numerous meetings telephonically.

         Executive Compensation and Stock Option Committee. The Executive Compensation and Stock Option Committee (the "Compensation Committee") consists of three Directors, all of whom must be non-employee Directors. Messrs. Lindquist, Parsons and Staller currently serve on the Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers and administers the granting of stock options. The Compensation Committee met two times during 1996.

DIRECTORS' COMPENSATION

         Directors who are not otherwise paid employees or consultants of the Company received an increase in annual compensation in October 1995 from $12,000 to $14,000 per annum plus a fee of $1,000 for attendance, in person, at each meeting of the Board of Directors, and, as of October 1995, the Directors receive $500 per committee meeting for the Audit and Compensation Committees and $750 per committee meeting for the Executive Committee, but not for telephonic meetings. Each such non-employee Director also is reimbursed for expenses incurred in attending meetings (including committee meetings). Officers of the Company who are Directors are not paid Director fees or committee meeting fees.

         Pursuant to the terms of the Company's Directors' 1994 Stock Option Plan, every duly elected and qualified Director is entitled to, on an annual basis, options to purchase shares of the Company's Common Stock in accordance with the following formula: 3,000 shares, plus (250 shares multiplied by the number of years of continuous service beginning in 1997, including any portion of any fiscal year of service as a full year).

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors unanimously recommends a vote FOR the nominees set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying Proxy.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of March 28, 1997, the Company had 1,520 stockholders of record. The following table sets forth information regarding beneficial ownership of the shares of Common Stock as of such date by (i) each of the Company's officers and directors, (ii) the Company's officers and directors as a group and (iii) all other stockholders who beneficially own more than five percent of the Company's Common Stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is c/o Excel Realty Trust, Inc., 16955 Via Del Campo, Suite 100, San Diego, California 92127.

                                                                   Number of Shares                Percent
        Name                                                     Beneficially Owned1/        Beneficially Owned2/
        ----                                                     --------------------        --------------------
OFFICERS AND DIRECTORS

Gary B. Sabin3/ ......................................                1,052,264                     5.50%
         Chief Executive Officer, President, Chairman
         of the Board

Richard B. Muir ......................................                  256,706                     1.34%
         Executive Vice President, Secretary, Director

Ronald B. Sabin ......................................                  198,821                     1.04%
         Senior Vice President

David A. Lund ........................................                  126,881                       *
         Chief Financial Officer, Treasurer

Mark T. Burton .......................................                  107,545                       *
         Senior Vice President/Acquisitions

Graham R. Bullick ....................................                  101,355                       *
         Senior Vice President

S. Eric Ottesen ......................................                   48,087                       *
         Senior Vice President, General Counsel and
         Assistant Secretary

John H. Wilmot4/ .....................................                  103,929                       *
         Director

Bruce A. Staller5/ ...................................                   15,934                       *
         Director

Robert E. Parsons, Jr.6/ .............................                   11,796                       *
         Director

Boyd A. Lindquist7/ ..................................                   11,041                       *
         Director

D. Charles Marston ...................................                   10,332                       *
         Director

OFFICERS AND DIRECTORS AS A GROUP ....................                2,044,691                    10.68%
  (12 persons)

Fidelity Management & Research Company8/ .............                2,325,000                    12.15%
82 Devonshire Street
Boston, MA 02109

--------------------

*        Represents less than 1% of the outstanding shares of stock.

1. Includes options to purchase shares, exercisable within sixty days, as follows: Mr. Gary Sabin, 242,000; Mr. Muir, 173,250; Mr. Ronald Sabin, 114,500; Mr. Lund, 103,900; Mr. Bullick, 94,500; Mr. Burton, 89,500;
         Mr. Ottesen, 47,000; Mr. Wilmot, 7,000; Mr. Staller, 7,000; Mr. Parsons, 7,000; Mr. Lindquist, 10,332; and Mr. Marston, 10,332.

2. Represents stock plus options divided by the total of the shares outstanding and options of the individual officer or director.

3. Includes shares held by Excel Interfinancial Corporation ("EIC"), of which Gary B. Sabin is the controlling stockholder.


4.       Mr. Wilmot's business address is 4455 E. Camelback Rd., Phoenix,
         Arizona 85018.

5. Mr. Staller's business address is 618 W. Hillcrest Blvd., Monrovia, California 91016.

6. Mr. Parson's business address is Host Marriott Corporation, 10400 Fernwood Road, Washington, D.C. 20058.

7. Mr. Lindquist's business address is 23133 Hawthorne Boulevard, Torrance, California 90505.

8. Fidelity is a group of funds of which no single fund owns more than 5% of the Company's Common Stock.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS

         The information set forth below is submitted with respect to each of the Company's executive officers.


         Name of Individual               Capacity in Which Served                           Age
         ------------------               ------------------------                           ---
         Gary B. Sabin                    Chief Executive Officer, President and              42
                                          Chairman of the Board
         Richard B. Muir                  Executive Vice President and Secretary              41
         David A. Lund                    Chief Financial Officer/Treasurer                   45
         Ronald H. Sabin                  Senior Vice President                               46
         Graham R. Bullick                Senior Vice President                               46
         Mark T. Burton                   Senior Vice President/Acquisitions                  36
         S. Eric Ottesen                  General Counsel, Senior Vice President and          41
                                          Assistant Secretary

         Gary B. Sabin has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since January 1989. For a more detailed discussion of Mr. Sabin's business experience, see "PROPOSAL 1:
ELECTION OF DIRECTORS -- Information Regarding Directors."

         Richard B. Muir has served as Director, Executive Vice President and Secretary of the Company since January 1989. For a more detailed discussion of Mr. Muir's business experience, see "PROPOSAL 1: ELECTION OF DIRECTORS -- Information Regarding Directors."

         David A. Lund has served as Chief Financial Officer of the Company since 1994 and as a Vice President of the Company since 1989. Mr. Lund has served as an officer and director of certain affiliates of the Company since 1983. Mr. Lund is a Certified Public Accountant and, prior to 1983, was a partner in a public accounting firm.

         Ronald H. Sabin has served as Senior Vice President of the Company since January 1989. Mr. Sabin has served as an officer or otherwise been employed by affiliates of the Company since 1979, primarily providing property management services. Mr. Sabin has supervised the management of the Company's properties for 15 years. He is a licensed real estate broker and a licensed property and casualty insurance agent. Ronald Sabin is the brother of Gary B. Sabin.

         Graham R. Bullick, Ph.D. has served as Senior Vice President of the Company since January 1991. Previously, Dr. Bullick was associated with the Company as a Director from 1991 to 1992. From 1985 to 1991, Dr. Bullick served as Vice President and Chief Operations Officer for an Arizona-based real estate investment firm, where his responsibilities included acquisition and financing of investment real estate projects.

         Mark T. Burton has served as Senior Vice President/Acquisitions of the Company since October 1995 and as a Vice President of the Company since January 1989. Mr. Burton has been associated with the Company, its predecessor and its affiliates since 1983, primarily in the evaluation and selection of property acquisitions.

         S. Eric Ottesen has served as General Counsel of the Company since January 1995, as Senior Vice President since October 1995 and as Assistant Secretary since September 1996. Previously, Mr. Ottesen was a senior partner in a San Diego law firm from 1987 to 1995.

SUMMARY COMPENSATION TABLE

         The following table shows, for the fiscal years ended December 31, 1994, 1995 and 1996, the compensation paid by the Company to its Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers").



                                                                          OTHER            SECURITIES     ALL OTHER
                                                                          ANNUAL            UNDER-         COMPEN-
        NAME AND                                             BONUS        COMPEN-            LYING         SATION
   PRINCIPAL POSITION               YEAR     SALARY (1)       (2)        SATION (3)         OPTIONS          (4)
   ------------------               ----     ----------     --------     ----------        ----------     ---------
Gary B. Sabin                       1996     $  273,083     $137,500     $    3,585        103,000(5)     $   4,750
  Chief Executive Officer,          1995        251,000      126,000          3,975         37,000(5)         4,620
  President and Chairman of the     1994        240,000       99,600          4,260          2,000(5)         4,500
  Board
Richard B. Muir                     1996        168,083       85,000          8,739         73,000(5)         4,750
  Executive Vice President and      1995        146,417       73,500          7,196         28,250(5)         4,620
  Secretary                         1994        140,000       58,100          5,704          2,000(5)         4,500
David A. Lund                       1996        134,167       67,500          5,250         56,400            4,750
  Chief Financial Officer and       1995        125,000       62,500           --           17,500            4,620
  Treasurer                         1994        114,583       36,000           --             --              4,038
Graham B. Bullick                   1996        123,750       62,500          8,894         47,000            4,188
  Senior Vice President             1995        110,000       55,000          9,194         17,500            3,575
                                    1994        110,000       40,000          6,895           --              3,300
Ronald H. Sabin                     1996        122,554       62,500          6,250         47,000            4,468
  Senior Vice President             1995        110,000       55,000          6,000         17,500            4,620
                                    1994        110,000       40,000          6,895           --              3,300

--------------------

(1) Includes compensation that was accrued and deferred pursuant to the Company's 401(k) Plan.
(2) Bonuses were awarded pursuant to the Employment Agreements (as defined below) which were entered into in April 1993 or, with respect to David
         A. Lund, by grant of the Compensation Committee.
(3)      Includes car allowance and miscellaneous incentive compensation.
(4)      Comprised of 401(k) contributions by the Company.
(5) Includes stock options granted in capacity as a Director of the Company.

STOCK OPTION GRANTS TABLE

         The following table provides information concerning the grant of stock options to the Named Executive Officers as of the end of the last fiscal year. The Company does not have any outstanding stock appreciation rights.


                                                                                                   POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED ANNUAL
                                                                                                      RATES OF STOCK
                                                                                                    PRICE APPRECIATION
                             INDIVIDUAL GRANTS                                                       OR OPTION TERM(1)
-------------------------------------------------------------------------------------     -----------------------------------------

                                     NUMBER OF        % OF TOTAL
                                     SECURITIES         OPTIONS
                                     UNDERLYING       GRANTED TO
                                      OPTIONS        EMPLOYEES IN    EXERCISE OR BASE     EXPIRATION
     NAME                             GRANTED         FISCAL YEAR          PRICE             DATE             5%             10%
     ----                            ----------      -------------   ----------------     -----------    -----------     ----------
Gary B. Sabin.................         60,000             21%             $23.38          05-Dec-2006     $1,069,549     $2,521,802
                                        3,000(3)           1%             $18.25          09-May-2006        $65,431       $130,995
                                       40,000             18%             $20.38          29-Jan-2006       $766,137     $1,597,769
                                        2,000(3)           1%             $20.13          25-May-2005        $36,219        $72,794
                                       35,000             25%             $19.25          19-May-2005       $663,381     $1,301,425
                                        2,000(3)          50%             $19.63          25-May-2004        $33,577        $63,517
                                      100,000(2)          31%             $19.75          01-Apr-2003     $1,467,569     $2,629,637

Richard B. Muir...............         42,000             14%             $23.38          05-Dec-2006       $748,684     $1,765,262
                                        3,000(3)           1%             $18.25          09-May-2006        $65,431       $130,995
                                       28,000             13%             $20.38          29-Jan-2006       $536,296     $1,118,438
                                        2,000(3)           1%             $20.13          25-May-2005        $36,219        $72,794
                                       26,250             19%             $19.25          19-May-2005       $497,536       $976,069
                                        2,000(3)          50%             $19.63          25-May-2004        $33,577        $63,517
                                       70,000(2)          22%             $19.75          01-Apr-2003     $1,027,299     $1,840,746

David A. Lund.................         32,400             11%             $23.38          05-Dec-2006       $577,556     $1,361,773
                                       24,000             11%             $20.38          29-Jan-2006       $459,682       $958,661
                                       17,500             13%             $19.25          19-May-2005       $331,690       $650,713
                                       30,000(2)           9%             $19.75          01-Apr-2003       $440,271       $788,891

Graham R. Bullick.............         27,000              9%             $23.38          05-Dec-2006       $481,297     $1,134,811
                                       20,000              9%             $20.38          29-Jan-2006       $383,068       $798,885
                                       17,500             13%             $19.25          19-May-2005       $331,690       $650,713
                                       30,000(2)           9%             $19.75          01-Apr-2003       $440,271       $788,891

Ronald H. Sabin...............         27,000              9%             $23.38          05-Dec-2006       $481,297     $1,134,811
                                       20,000              9%             $20.38          29-Jan-2006       $383,068       $798,885
                                       17,500             13%             $19.25          19-May-2005       $331,690       $650,713
                                       50,000(2)          15%             $19.75          01-Apr-2003       $733,785     $1,314,818

--------------------

(1)      Based on price of $25.38 per share at December 31, 1996.
(2) Except as otherwise indicated, these options were granted pursuant to the Employment Agreements (or in the case of Mr. Lund, pursuant to a grant by the Compensation Committee), and are exercisable according to the following schedule: one-fourth of such options became exercisable on April 1, 1994, 1995 and 1996, respectively; one-fourth will be exercisable on April 1, 1997. The exercise price of the options was equal to the market price on the date of grant.
(3) These options were granted to Messrs. Sabin and Muir in May 1994, 1995 and 1996 in their capacities as Directors of the Company and became immediately exercisable as of the date of grant. The exercise price of the options was equal to the market price on the date of grant.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the fiscal year.


                                                                         NUMBER OF
                                                                         SECURITIES              VALUE OF
                                                                         UNDERLYING            UNEXERCISED
                                                                        UNEXERCISED            IN-THE-MONEY
                                                                         OPTIONS AT             OPTIONS AT
                                                                          YEAR-END             YEAR-END (2)
                                        NUMBER OF                       --------------       ----------------
                                     SHARES ACQUIRED      VALUE          EXERCISABLE/          EXERCISABLE/
          NAME                         ON EXERCISE     REALIZED (1)     UNEXERCISABLE         UNEXERCISABLE
          ----                       ---------------   ------------     --------------       ----------------
Gary B. Sabin .............                   0                0        217,000/25,000       $956,250/140,625
Richard B. Muir ...........                   0                0        155,750/17,500       $680,093/98,438
David A. Lund .............                   0                0        96,400/7,500         $460,738/42,188
Graham R. Bullick .........              20,000           35,467        82,000/12,500        $359,625/70,313
Ronald H. Sabin ...........                   0                0        102,000/12,500       $472,125/70,313

----------------

(1) Fair market value of underlying securities at exercise minus the exercise price.
(2) Represents the difference between the closing price of the Common Stock on December 31, 1996 and the exercise price of the options.

EMPLOYMENT AGREEMENTS

         The Company entered into separate employment agreements (the "Employment Agreements") with Messrs. Gary Sabin, Muir, Ronald Sabin and Bullick effective as of April 1, 1993. Each of the Employment Agreements is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either the Company or said employees to terminate the agreement voluntarily by giving at least three months' prior written notice. Pursuant to the Employment Agreements, each employee is required to devote substantially all of his business time to the Company. Each of the Employment Agreements provides for an annual base salary as well as an automobile allowance, an award of stock options and medical insurance coverage. In addition, the Employment Agreements contain severance provisions which provide that, under certain circumstances, the employees are entitled to lump sum severance payments following the termination of their employment with the Company. Such severance payments are as follows: Messrs. Gary Sabin, Muir, Ronald Sabin and Bullick are each entitled to an amount equal to one and one-half (1-1/2) times the highest compensation paid to each of them under their respective Employment Agreement for any year, or if greater, that which is payable to each of them for the year in which their respective Employment Agreement is terminated. The Employment Agreements provided for annualized base salaries in 1996 as follows: Mr. Gary Sabin, $275,000; Mr. Muir, $170,000; Mr. Ronald Sabin, $125,000; and Mr. Bullick, $125,000. Each of such employees is entitled to annual bonus compensation and options to be determined by the Compensation Committee. The award of any bonus or option compensation, however, is dependent on the achievement of certain performance levels by the Company, including per share growth in funds from operations and cash flow.

COMPENSATION PLANS

         Employee Plan. The 1993 Stock Option Plan of Excel Realty Trust, Inc. (the "Employee Plan") was adopted by the Company's Board of Directors on May 3, 1993, and approved by the Company's stockholders on July 12, 1993. The Employee Plan is administered by the Compensation Committee and provides for the granting to executive and other key employees of the Company of "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and non-qualified stock options. Options may be granted under the Employee Plan for a period through May 3, 2003, unless the Employee Plan is earlier terminated. The aggregate number of shares which may be issued upon exercise of options granted under the Employee Plan may not exceed 1,450,000. The price of the shares of Common Stock subject to each option will be set by the Compensation Committee; provided, however, that the price per share of an option shall be not less than 100% of the fair market value of the Common Stock on the date of grant. As of March 28, 1997, options to purchase an aggregate of 940,150 shares of Common Stock had been granted under the Employee Plan at prices ranging from $19.25 to $23.375.

         Director Plan. The 1994 Directors' Stock Option Plan of Excel Realty Trust, Inc. (the "Director Plan") was adopted by the Company's Board of Directors on April 19, 1994, and approved by the Company's stockholders on May 25, 1994. The Director Plan is administered by the Compensation Committee and provides for the granting to duly elected and qualified Directors of the Company of stock options with respect to an aggregate of 240,000 shares of the Company's Common Stock. The Director Plan expires on May 15, 2004, unless sooner terminated by the Board of Directors. Pursuant to the Director Plan, every participating Director is entitled to, on an annual basis, options to purchase shares of the Company's Common Stock in accordance with the following formula:
3,000 shares, plus (250 shares multiplied by the number of years of continuous service beginning in 1997, including any portion of any fiscal year of service as a full year). Options granted under the Director Plan are exercisable on the date of grant, and the exercise price of such options is equal to the fair market value of the Common Stock on the date of grant. As of March 28, 1997, options to purchase an aggregate of 55,664 shares of Common Stock had been granted under the Director Plan at prices ranging from $13.92 to $20.125.

         401(k) Plan. The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's eligible full-time employees. The Company adopted the 401(k) Plan effective as of January 1, 1993. Pursuant to the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation. The Company provides additional matching contributions equal to 3% of the first 6% of compensation that is contributed by all participating employees. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1996, the Compensation Committee was comprised of Messrs. Lindquist, Parsons and Staller. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

         Set forth below in full is the Report of the Compensation Committee regarding the compensation paid by the Company to its executive officers during 1996:

         Stockholders are interested in how companies pay their executives, both in terms of the plan designs that generate pay, and in the ultimate amount of compensation. Following is a discussion of the thought process that has gone into the Company's 1996 executive pay plans and amounts.

         General. The Compensation Committee has implemented compensation policies which seek to enhance the profitability of the Company, and thus stockholder values by aligning closely the financial interests of the Company's management with those of its stockholders.

         Currently, executive pay consists of three elements that are designed to meet those policies:

         - Base salary, based primarily on job content and peer group comparisons. The Compensation Committee believes that base salaries at least at market average are essential to retaining good performers.

         - Bonuses, which are based primarily upon the achievement of certain performance levels by the Company, including per share growth in funds from operations.

         - Stock options, which allow executives to benefit when stock price increases. The Compensation Committee believes that its grant of stock options, along with the award of bonuses based on Company performance, aligns executives' interests with stockholders.

         Following is additional information regarding each of the above elements.

         Base Salary. The Company entered into the Employment Agreements with Messrs. Gary Sabin, Muir, Bullick and Ronald Sabin as of April 1, 1993. The salaries paid to each of such executive officers in 1996, as set forth in the Summary Compensation Table above, are comparable to salaries paid in 1996 to executive officers at similarly-sized comparable companies.

         Bonuses. The Employment Agreements allow for bonus awards of up to approximately 50% of base salary, dependent upon the Company's achievement of certain performance levels, including 1) growth in funds from operations; 2) a comparison of peer group compensation and 3) execution of the Company's strategic plan. Such bonus amounts, as indicated in the Summary Compensation Table, were declared and paid in January 1997, and were awarded with respect to service to the Company from January 1, 1996 through December 31, 1996. The bonus awards for 1996 were based in part on the Company's performance in 1996. In 1996, the Company's funds from operations increased 24.9% to $33.1 million ($2.30 per share) as compared to $26.5 million ($2.20 per share) in fiscal 1995. Revenue and net income also increased in 1996 compared to 1995.

         Stock Options. Options to purchase shares were issued during 1996 to the Named Executive Officers as indicated in the Summary Compensation Table under the Company's 1993 Stock Option Plan. The options were granted based upon the Compensation Committee's determination that the performance of the Company during 1996, as discussed above, warranted such options. Stock value must increase from the value at time of grant in order for option holders to realize any benefit from these rewards. Thus, option holders benefit only if all stockholders benefit.

         Chief Executive Officer Pay. Amounts earned during 1996 by the Chief Executive Officer, Mr. Gary Sabin, are shown in the Summary Compensation Table. Some additional notes regarding his pay follow.

         - The base salary for Mr. Sabin, as set forth in the Summary Compensation Table, is believed by the Compensation Committee to be comparable to the base salary of chief executive officers of other public companies of comparable size.

         - Mr. Sabin's maximum cash bonus payable under his Employment Agreement is approximately 50% of base salary. This is consistent with, or even somewhat conservative compared to, other public companies of similar size. Mr. Sabin was awarded a bonus for 1996 in the amount of approximately 50% of his base salary under his Employment Agreement.

         - During 1995, Mr. Sabin received options to purchase 35,000 shares of stock at $19.25 per share and to purchase 40,000 shares of stock at $23.375 per share. The option for 35,000 shares was granted in May 1995 for services performed in 1994. The option for 40,000 shares was granted in January 1996 for services performed in 1995. During 1995, Mr. Sabin also received options to purchase 2,000 shares of stock at $19.63 per share in his capacity as a Director of the Company. During 1996, Mr. Sabin received options to purchase 60,000 shares of stock at $23.375 per share. In addition, Mr. Sabin received options to purchase 3,000 shares of stock at $18.25 per share in his capacity as a Director of the Company. The exercise price of all such options is equal to the market price at the date of grant. The Compensation Committee believes that this long-term incentive opportunity is conservative when compared to other public companies of comparable size.

         Summary. Currently, the Company's executive compensation program rewards the following elements of performance:

         - Individual performance is rewarded through continued employment with the Company, and to some extent through the bonus plan.

         - Achievement of internal Company goals is rewarded through the bonus plan.

         - Stock price performance is rewarded through increases in the value of previously granted stock options.

         The Compensation Committee believes that the current program has been effective in rewarding executives appropriately for performance, retaining good performers, and aligning executives' interests with those of stockholders. While the Compensation Committee is pleased with the current compensation system, it reserves the right to make changes to the program as are necessary to continue to meet its stated goals in future years.

         Benefits also are offered to officers that are not based on performance. Such benefits provide a safety net of protection in the event of illness, disability, death, retirement, etc. Such a safety net is provided to most of the employees of the Company.

                                       The Compensation Committee
                                       of the Company's Board of Directors

                                       Boyd A. Lindquist
                                       Robert E. Parsons, Jr.
                                       Bruce A. Staller

                                       March 28, 1997

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the published National Association of Real Estate Investment Trust's ("NAREIT") All Equity Index (excluding Health Care REITs). The graph assumes that the value of the investment in the Company's Common Stock and each index was 100 at December 31, 1991 and that all dividends were reinvested.

                         91        92        93        94        95       96
                      --------  --------  --------  --------  --------  -------
EXCEL                   100       108       140       138       188       253
NAREIT                  100       121       143       148       168       230
S&P 500                 100       108       118       120       165       203

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1995, a taxable affiliate company, ERT Development Corporation ("EDV"), was formed to assist in the Company's acquisition of additional properties. The Company owns 100% of the outstanding preferred shares of EDV. The preferred shares receive 95% of the dividends, if any, from EDV. One hundred percent (100%) of the outstanding common shares of EDV are owned by EIC. Gary B. Sabin, who is President, Chief Executive Officer and Chairman of the Board of the Company, is President, Chief Executive Officer and Chairman of the Board of EIC, and certain other officers of the Company serve as officers and directors of EIC. At December 31, 1996, the Company had notes receivable outstanding to EDV of $39.8 million to facilitate certain transactions.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors, officers and beneficial owners of ten percent or more of the Company's Common Stock ("Reporting Persons") are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Company's Common Stock. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 1996 fiscal year which came to the Company's attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. Based solely on its review of such forms received by it, the Company believes that all filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of the Company's Common Stock were complied with during the fiscal year ended December 31, 1996.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Company's financial statements for the fiscal year ended December 31, 1996 have been examined by Coopers & Lybrand L.L.P. Representatives of Coopers & Lybrand L.L.P. are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so. The Company will select independent accountants for the current year sometime after the meeting.

                                 OTHER BUSINESS

         No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ANNUAL REPORT

         The Annual Report of the Company for the fiscal year ended December 31, 1996 is provided with this Proxy Statement to the stockholders of record as of March 28, 1997. However, the Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

STOCKHOLDERS' PROPOSALS

         Any proposal to be considered for inclusion in the Company's proxy statement for the next annual meeting shall be received at the Company's principal executive offices not later than November 28, 1997.

         STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                       BY ORDER OF THE BOARD OF DIRECTORS,



                                       RICHARD B. MUIR
                                       Executive Vice President and Secretary

March 28, 1997
San Diego, California

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                            EXCEL REALTY TRUST, INC.

P                          16955 VIA DEL CAMPO, SUITE 100

R                           SAN DIEGO, CALIFORNIA 92127

O       The undersigned, a stockholder of Excel Realty Trust, Inc., a Maryland corporation, hereby appoints Gary B. Sabin and Richard B. Muir as proxies, X each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Y common stock of said Company held of record by the undersigned on March 28,
   1997, at the Annual Meeting of Stockholders to be held on May 2, 1997, and at any adjournment or adjournments thereof.


                                                                   -----------
                                                                   SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                                   -----------



----- PLEASE MARK
  X   VOTES AS IN
----- THIS EXAMPLE.                                                ---------



1.  Election of Directors                         2. In their discretion, the Proxies
Nominees Bruce A. Staller, D. Charles Marston        are authorized to vote upon
                                                     such other business as may
        FOR    WITHHELD                              properly come before the
       [  ]      [  ]                                meeting.

[  ]_________________________________________
    For all nominees except as noted above


                                                             MARK HERE
                                                             FOR ADDRESS [ ]
                                                             CHANGE AND
                                                             NOTE AT LEFT

                                                  PLEASE MARK, SIGN, DATE AND RETURN
                                                  THE PROXY CARD PROMPTLY USING THE
                                                  ENCLOSED ENVELOPE.

                                                  Please sign exactly as name appears
                                                  at left.  When shares are held by
                                                  joint tenants, both should sign.
                                                  When signing as attorney, executor,
                                                  administrator, trustee or guardian,
                                                  please give full title as such, if a
                                                  corporation, please sign in full
                                                  corporate name by President or other
                                                  authorized dealer.  If a partnership,
                                                  please sign in partnership name by
                                                  authorized person.

Signature: _______________ Date: ____________ Signature: ___________ Date: _____________
